EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                             CONTACT: Ken Morris
                                                                    707-254-4263


                   THE CHALONE WINE GROUP REPORTS 2002 RESULTS

Napa, California, March x, 2003 --- The Chalone Wine Group, Ltd. (Nasdaq: CHLN) announced today an 11 percent increase in net income for 2002, compared to 2001. Diluted earnings per share for the same period were $.19.

Despite a weak economy and intense competition from both imported and domestic wines, Chalone Wine Group posted a 28 percent increase in total cases sales and a 23 percent increase in net revenues compared to the prior year. A portion of this increase is the result of the sale of the Carmenet brand in the third quarter. Wine sales in 2001 were slowed by the events of September 11th, which also accounts for some of the growth the company posted in 2002.

"Because of the sluggish economy and excess wine in the market, the fine wine industry in general had a very challenging year in 2002," said President & CEO Tom Selfridge. "Looking ahead, we anticipate 2003 to be even more challenging. The economy does not appear to be improving soon and there is a growing supply of wines domestically and from overseas. We have added sales positions to increase market share while tightly controlling our inventory and expenditures in keeping with our long-term strategy. The wine industry is very cyclical and we are positioning ourselves for continued growth when the economy and the industry eventually rebound."


Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia(R) Vineyard in the Carneros District of Napa County, and Provenance(TM) Vineyards, Hewitt Vineyard and Jade Mountain(R) in Napa County; Chalone Vineyard(R) in Monterey County; and Moon Mountain(R) Vineyard and Dynamite(TM) Vineyards in Sonoma County; In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. Additionally, the Company produces and markets wines under the brand name Echelon Vineyards. In Washington State, the Company owns and operates Sagelands(R) Vineyard and Canoe Ridge(R) Vineyard. In the Bordeaux region of France, the Company owns 23.5 percent of the fourth-growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Chalone Wine Group's performance in the marketplace and operational success, future events and management's plans and expectations. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including variations in market taste as well as demand, changes in worldwide supply and demand of grapes and wine. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone Wine Group's periodic filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002. The Company undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.


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CHALONE Wine Group
Earnings Release for the
Quarter Ended December 31, 2002


The financial position and results below are in thousands of US dollars:




                                                                                      December 31
                                                                                 _________________________
                                                                                   2002             2001
                                                                                 ________         ________

                                       Current assets                            $ 98,454         $ 90,456

                                       Total assets                               200,194          184,469

                                       Current liabilities                         41,013           38,736

                                       Shareholders' equity                        94,793           91,315

                                       Working capital                             57,441           51,720




                                                      Three months ended            Twelve months ended
                                                         December 31                    December 31
                                                   _______________________________________________________
                                                     2002            2001          2002             2001
                                                   ________        ________      ________         ________

Gross revenues                                     $ 20,800        $ 17,184      $ 69,001         $ 56,220
Excise taxes                                           (640)           (440)       (1,996)          (1,559)
                                                   ________        ________      ________         ________
Net revenues                                         20,160          16,744        67,005           54,661
Cost of wines sold                                  (14,497)         (9,975)      (44,877)         (34,922)
                                                   ________        ________      ________         ________
Gross profit                                          5,663           6,769        22,128           19,739
Other operating revenue, net                            242             166          (448)              248
SG&A expenses                                        (3,754)         (4,600)      (13,700)         (12,256)
                                                   ________        ________      ________         ________
Operating income                                      2,151           2,335         7,980            7,731
Interest expense, net                                (1,612)         (1,159)       (4,549)          (4,155)
Other income                                            388               6          (43)               29
Equity in net income of Chateau Duhart-Milon             46             127           842              556
Minority interest                                      (206)           (214)         (748)            (572)
                                                   ________        ________      ________         ________
Income before income taxes                              767           1,095         3,482            3,589
Income taxes                                            (73)           (442)       (1,186)          (1,523)
                                                   ________        ________      ________         ________
Net income                                         $    694        $    653      $  2,296          $ 2,066
                                                   ========        ========      ========         ========

Diluted earnings per share                         $   0.06        $   0.06      $   0.19           $ 0.15
Average number of shares outstanding - diluted       12,079          12,068        12,091           12,068
